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                                                                       Exhibit 5


September 30, 1999


StaffMark, Inc.
234 East Millsap Road
Fayetteville, AR  72703

         Re: Registration Statement on Form S-8 Relating to StaffMark, Inc. (the "Company") 1999 Employee Stock Purchase Plan and Amended and Restated 1996 Stock Option Plan

Dear Sir or Madam:

         We have acted as counsel to the Company in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 2,800,000 shares and 700,000 shares, respectively, of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which may be issued pursuant to the Company's Amended and Restated 1996 Stock Option Plan and the 1999 Employee Stock Purchase Plan (hereinafter collectively referred to as the "Plans"). We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

         In our opinion, the shares of the Company's Common Stock that may be issued in accordance with the terms of the Plans will be, when issued in accordance with the terms of the Plans, validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

         We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

Morgan, Lewis & Bockius LLP